As filed with the United States Securities and Exchange Commission on June 15, 2026.

Registration No: 333-293746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM s-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Virtuix Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4371395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11500 Metric Blvd, Suite 430 Austin, TX	78758
(Address of Principal Executive Offices)	(Zip Code)

Virtuix Holdings Inc. 2025 Omnibus Incentive Plan

Virtuix Holdings Inc. 2025 Long-Term Incentive Plan

Virtuix Holdings Inc. 2014 Long-Term Incentive Plan

(Full Title of Plans)

Jan Goetgeluk

Chief Executive Officer

Virtuix Holdings Inc.

11500 Metric Blvd, Suite 430
Austin, TX 78758

(512) 947-9029

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael Blankenship Winston Taylor LLP 800 Capitol St, Suite 2400 Houston, Texas 77002 (713) 651-2600	Jan Goetgeluk Chief Executive Officer Virtuix Holdings Inc. 11500 Metric Blvd, Suite 430 Austin, TX 78758 (512) 947-9029

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE TO POST-EFFECTIVE AMENDMENT NO. 1

On February 25, 2026, Virtuix Holdings Inc. (the “Company” or “we”) filed a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). In accordance with Item 512(a)(1)(iii) of Regulation S-K, this Post-Effective Amendment No. 1 is hereby filed to (i) correct a clerical error in Exhibit 5.1 to the Registration Statement and (ii) update the incorporation by reference disclosure contained in the Registration Statement. No other changes are being made to the Registration Statement.

Part I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the Virtuix Holdings Inc. 2025 Omnibus Incentive Plan (the “2025 Omnibus Plan”), the Virtuix Holdings Inc. 2025 Long-Term Incentive Plan (the “2025 LTIP”), and the Virtuix Holdings Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”), as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents that the Company has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

●	The Company’s Prospectus, filed pursuant to Rule 424(b)(4) under the Securities Act with the Commission on January 26, 2026 (File No. 333-292487), which contains the Company’s audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

●	The Company’s Quarterly Report on Form 10-Q filed on March 6, 2026;

●	The Company’s Current Reports on Form 8-K filed on January 27, 2026; February 3, 2026; February 10, 2026; February 11, 2026; March 12, 2026; March, 23, 2026; March 27, 2026; March 31, 2026; April 2, 2026; April 14, 2026; April 30, 2026; May 7, 2026; May 29, 2026; and June 2, 2026; and

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-43067) filed with the Commission on January 22, 2026, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, provided that such provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit, and provided further that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation.

Our sixth amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

exhibit index

Exhibit No.	Description
4.1*	Sixth Amended and Restated Certificate of Incorporation of Virtuix Holdings Inc. (incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form S-1 (File No. 333-292487) filed on December 30, 2025).
4.2*	Second Amended and Restated Bylaws of Virtuix Holdings Inc., as in effect (incorporated by reference to Exhibit 3.2 filed with the Company’s Registration Statement on Form S-1 (File No. 333-292487) filed on December 30, 2025).
4.3*	Virtuix Holdings Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 filed with the Company’s Registration Statement on Form S-1 (File No. 333-292487) filed on December 30, 2025).
4.4*	Virtuix Holdings Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.18 filed with the Company’s Registration Statement on Form S-1 (File No. 333-292487) filed on December 30, 2025).
4.5*	Virtuix Holdings Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.24 filed with the Company’s Registration Statement on Form S-1 (File No. 333-292487) filed on December 30, 2025).
5.1	Opinion of Winston Taylor LLP (filed herewith).
23.1	Consent of Winston Taylor LLP (included in Exhibit 5.1).
23.2	Consent of Consent of M&K CPA’s, PLLC (filed herewith).
24.1*	Power of Attorney.
107*	Filing Fee Table (filed herewith).

*	Previously filed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 15th day of June, 2026.

Virtuix Holdings Inc.

By:	/s/ Jan Goetgeluk
Name:	Jan Goetgeluk
Title:	Chief Executive Officer and Chairman